================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (b) (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)


                               (AMENDMENT NO. 1 )*






                          Alnylam Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    02043Q107
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)







Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
===================                                           ==================
CUSIP NO. 02043Q107                    13G                    PAGE 2 OF 13 PAGES
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Abingworth Management Limited
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,343,163 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,343,163 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,343,163 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 2 of 13 Pages

===================                                           ==================
CUSIP NO. 02043Q107                    13G                    PAGE 3 OF 13 PAGES
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Abingworth Bioventures III A L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,343,163 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,343,163 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,343,163 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 3 of 13 Pages

===================                                           ==================
CUSIP NO. 02043Q107                    13G                    PAGE 4 OF 13 PAGES
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Abingworth Bioventures III B L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,343,163 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,343,163 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,343,163 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 4 of 13 Pages

===================                                           ==================
CUSIP NO. 02043Q107                    13G                    PAGE 5 OF 13 PAGES
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Abingworth Bioventures III C L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ENGLAND
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,343,163 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,343,163 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,343,163 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 5 of 13 Pages

===================                                           ==================
CUSIP NO. 02043Q107                    13G                    PAGE 6 OF 13 PAGES
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Abingworth Bioventures III Executives L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                          (a)[_]
                                                                          (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                2,343,163 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                2,343,163 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,343,163 shares
--------------------------------------------------------------------------------
 10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================

                               Page 6 of 13 Pages

ITEM 1(A).   NAME OF ISSUER:
             ---------------
             Alnylam Pharmaceuticals, Inc. (the "Issuer")


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             ------------------------------------------------
             300 Third Street, Cambridge, MA 02142.


ITEM 2(A).   NAMES OF PERSONS FILING:
             ------------------------
             Abingworth Management Limited ("Abingworth Management"), and Abingworth Bioventures III A L.P. ("ABV III A"), Abingworth Bioventures III B L.P. ("ABV III B"), Abingworth Bioventures III C L.P. ("ABV III C") and Abingworth Bioventures III Executives L.P. (ABV III Executives"), (collectively, the "Funds"). Abingworth Management, the manager of the Funds, may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by the Funds. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."


ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
             ------------------------------------------------------------
             The address of the principal business office of Abingworth Management, ABV III A, ABV III B, ABV III C and ABV III Executives is c/o Abingworth Management Limited, Princess House, 38 Jermyn Street, London, England SW1Y 6DN.


ITEM 2(C).   CITIZENSHIP:
             ------------
             Abingworth Management is a corporation organized under the laws of England. ABV III A, ABV III B and ABV III C are limited partnerships organized under the laws of England. ABV III Executives is a limited partnership organized under the laws of Delaware.


ITEM 2(D).   TITLE OF CLASS OF SECURITIES:
             -----------------------------
             Common Stock, $0.01 par value per share ("Common Stock").


ITEM 2(E).   CUSIP NUMBER:
             -------------
             02043Q107.


ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR
             -------------------------------------------------------------
             240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
             ----------------------------------------------------------

             (a) [_] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").
             (b) [_]  Bank as defined in Section 3(a)(6) of the Act.
             (c) [_]  Insurance Company as defined in Section 3(a)(19) of the
                      Act.
             (d) [_] Investment Company registered under Section 8 of the Investment Company Act of 1940.
             (e) [_] Investment Adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).
             (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).
             (g) [_] A Parent Holding Company, in accordance with ss.240.13d-1(b)(1)(ii)(G).
             (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

             (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
             (j) [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

             None of the above.


ITEM 4.      OWNERSHIP.
             ----------
             (a) Amount Beneficially Owned: ABV III A is the record owner of
                 1,176,269 shares of Common Stock (the "ABV III A Shares") as of December 31, 2004. ABV III B is the record owner of 718,037 shares of Common Stock (the "ABV III B Shares") as of December 31, 2004. ABV III C is the record owner of 430,112 shares of Common Stock (the "ABV III C Shares") as of December 31, 2004. ABV III Executives is the record owner of 18,745 shares of Common Stock (the "ABV III Executive Shares") as of December 31, 2004. Abingworth Management, the manager of the Funds, may be deemed to own beneficially all of the ABV III A Shares, the ABV III B Shares, the ABV III C Shares and the ABV III Executive Shares.

             (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 20,085,590 shares of Common Stock reported to be outstanding as of November 1, 2004 in the Issuer's most recently filed Quarterly Statement on Form 10-Q, as adjusted pursuant to Rule 13d-3(d)(1).

             (c) Number of shares as to which such person has:

                 (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                 (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

                 (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                 (iv)  shared power to dispose or to direct the disposition of:
                       See Line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
             ---------------------------------------------
             Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
             ----------------------------------------------------------------
             Not applicable.

ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
             ------------------------------------------------------------------
             THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
             -------------------------------------------------------------
             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
             ----------------------------------------------------------
             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.
             -------------------------------
             Not applicable.


ITEM 10.     CERTIFICATION.
             --------------
             By signing below each of the undersigned certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 14, 2005



ABINGWORTH MANAGEMENT LIMITED

By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III A L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III B L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III C L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director

                                                                       Exhibit 1
                                                                       ---------

                                    AGREEMENT
                                    ---------

    Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Alnylam Pharmaceuticals, Inc.

    EXECUTED as a sealed instrument this 14th day of February, 2005.



ABINGWORTH MANAGEMENT LIMITED

By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III A L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III B L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director



ABINGWORTH BIOVENTURES III C L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director

ABINGWORTH BIOVENTURES III EXECUTIVES L.P.

By: Abingworth Management Limited, its Manager


By: /s/James Abell
    ----------------------------------
    James Abell
    Executive Director